QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2004

DIVIDEND CAPITAL TRUST INC.
(Exact name of small business issuer as specified in its charter)

Maryland	000-50724	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700
Denver, CO 80202
(Address of principal executive offices)

(303) 228-2200
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Completion of Acquisition or Disposition of Assets

Entry into a Material Definitive Agreement

        We entered into a definitive purchase agreement August 11, 2004, and as most recently amended on September 3, 2004, with the following limited liability companies and limited partnerships: Cabot Industrial Venture A LLC, Cabot Industrial Venture B LLC, CW Industrial Venture B LLC, CW Industrial Venture A Texas, L.P. and CW Industrial Venture B Texas, L.P. We are filing this Form 8-K in reference to the amendment to this agreement dated September 3, 2004. The amendment reduced the size of the portfolio and reduced the purchase price by $30.6 million. The agreement relates to our acquisition of real property, leases, tangible and intangible personal property and ground lease interests associated with the seller's portfolio of properties located in six different markets: Atlanta, Boston, Dallas, Houston, Phoenix and San Francisco for a total purchase price of approximately $234.2 million. We anticipate using proceeds raised in our public offering and debt to fund this acquisition. Pursuant to this agreement, an affiliate of the sellers will continue to manage and lease properties in which there is a Master Lease interest for the duration of the Master Lease period. We anticipate closing on this portfolio during October 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.
September 10, 2004	By:	/s/ EVAN H. ZUCKER Evan H. Zucker Chief Executive Officer

QuickLinks

  Item 1.01. Completion of Acquisition or Disposition of Assets
SIGNATURES